WRITTEN CONSENT
OF
THE SOLE HOLDER
OF
THE 2.0% CUMULATIVE SENIOR CONVERTIBLE PREFERRED SHARES
OF
GLOBAL CROSSING LIMITED

May 23, 2006

In reliance on the representations and warranties of Global Crossing Limited, a company formed under the laws of Bermuda (the “Company”), to the effect set forth in the “Whereas” clauses below, the undersigned, constituting the sole holder (the “Holder”) of the 2.0% Cumulative Senior Convertible Preferred Shares, par value $0.10 per share (the “Senior Preferred Shares”), of the Company, and being the only person who would be entitled to receive notice of or to vote on the following matters if a special meeting of the holders of the Senior Preferred Shares were held for such purpose, does hereby waive any and all requirements for calling, giving notice of and holding a special meeting of such shareholders for the consideration of the following matters and does hereby adopt the following resolutions by written consent without a meeting:

WHEREAS, pursuant to Section 7.2(e) of the Certificate of Designations (the “Certificate”) (capitalized terms defined therein being used herein as therein defined) governing the terms of the Senior Preferred Shares, the prior consent or sanction of the Holder is required in order for the Company or any of its Subsidiaries to incur or guarantee any indebtedness (including without limitation through the issuance of any bonds, notes or other financial obligations) other than (i) indebtedness and guarantees existing on the date of issuance of the Senior Preferred Shares, (ii) trade indebtedness incurred in the ordinary course of business and (iii) consolidated indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 incurred in any calendar year;

WHEREAS, pursuant to Section 7.2(d) of the Certificate, the prior consent or sanction of the Holder is required in order for the Company or any of its Subsidiaries to issue, redeem or repurchase any Equity Securities, other than (i) the issuance of stock options (and Common Shares issuable pursuant to the exercise of stock options) granted, or the award of Commons Shares, under the Share Option Plan, (ii) the repurchase of Common Shares under the vesting provisions of any such options or awards, (iii) the issuance of shares of any Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company, (iv) the issuance of Senior Preferred Shares in connection with adjustments provided for in Section 9 of the Certificate or (v) the issuance of Common Shares upon conversion of Senior Preferred Shares;

WHEREAS, the Company desires to issue the Proposed Indebtedness and Proposed Common Shares (each as defined in the Waiver) in the manner and in accordance with the Waiver between the Company and the undersigned dated as of the date hereof and attached hereto as Exhibit A; and

WHEREAS, the Company is seeking shareholder consent for an increase in its authorized Common Share capital to 85,000,000 shares at its 2006 Annual General Meeting of Shareholders being held in June 2006 (the “2006 AGM”).

NOW, THEREFORE, BE IT RESOLVED, that the Company is authorized to incur the Proposed Indebtedness (including incurring a lien as contemplated by the prospectus supplement to the prospectus dated as of the date hereof in relation to the issuance of the Proposed Indebtedness and attached hereto as Exhibit B) and to issue the Proposed Common Shares, in each case no later than 35 days after the date hereof; provided that:

(a)	the Company shall pay all of the reasonable expenses of the undersigned and its affiliates incurred in connection with this written consent, the issuance of the Proposed Indebtedness and/or the issuance of the Proposed Common Stock; and

(b)	the Company agrees that (1) the shares of Common Stock issuable upon conversion of the Proposed Indebtedness to be acquired by the Holder; and (2) the shares of Proposed Common Stock to be acquired by the Holder shall each constitute “Registrable Securities” under the Registration Rights Agreement between the Company and STT Crossing Ltd dated as of December 9, 2003 and will be entitled to all the benefits associated therewith; and

FURTHER RESOLVED, that the Holder hereby irrevocably (i) waives any default that would otherwise arise under the Certificate, including Section 8.6 thereof, as a result of the Company’s failure to reserve, out of its authorized but unissued Common Shares, such number of Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Senior Preferred Shares; provided that such waiver shall expire on the earlier of July 31, 2006 or the business day immediately following the 2006 AGM; and (ii) agrees that all rights to convert the Senior Preferred Shares into Common Shares pursuant to the Certificate shall be suspended until the earlier of July 31, 2006 or the business day immediately following the 2006 AGM.

This consent shall be strictly limited with respect to the matters herein contained and shall not constitute or be deemed to constitute an amendment to or other modification of the Certificate (in particular, Sections 7.2(d), 7.2(e) and 8.6 of the Certificate).

IN WTNESS WHEREOF, the undersigned has executed this document as of the date first set forth above.

STT Crossing Ltd

_/s/ Stephen Geoffrey Miller
Name: Stephen Geoffrey Miller
Title: Director